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                                   SCHEDULE C
                           TO THE MANAGEMENT AGREEMENT
                              DATED AUGUST 30, 1988
                                     BETWEEN
                          SEI WEALTH MANAGEMENT TRUST,
                                       AND
                      SEI FINANCIAL MANAGEMENT CORPORATION



Pursuant to Article 7 Section A, the Trust shall pay the Manager compensation at an annual rate as follows:

International Fixed Income Portfolio:   .60% of average daily net assets